Exhibit 99.1

For Further Information:
Waste Management, Inc.
Analysts: Greg Nikkel - 713.265.1358
Media: Lynn Brown - 713.394.5093
Web site: http://www.wm.com

Joele Frank, Wilkinson Brimmer Katcher
Dan Katcher / Ed Trissel – 212.355.4449

WMI #08-09

WASTE MANAGEMENT PROPOSES TO ACQUIRE REPUBLIC SERVICES
FOR $34.00 PER SHARE IN CASH

HOUSTON – July 14, 2008 – Waste Management, Inc. (NYSE: WMI) announced today that it has made a proposal to the Board of Directors of Republic Services, Inc. (NYSE: RSG) (“Republic”) to acquire all of Republic's outstanding common stock for $34.00 per share in cash. Waste Management’s proposal represents a premium of approximately 22% over the closing price of Republic stock on July 11, 2008, the last trading day prior to public disclosure of Waste Management’s proposal.

David P. Steiner, Waste Management’s CEO, said, “Our $34.00 per share all-cash proposal clearly offers a better and more certain value alternative to Republic stockholders than the recently announced Republic-Allied Waste Industries, Inc. (“Allied”) transaction. We believe our proposal is a superior proposal.”

At a minimum, the Waste Management proposal should allow Republic’s Board to determine that this proposal could reasonably be expected to lead to a transaction that is more favorable to Republic's stockholders than the Republic-Allied merger and is reasonably capable of being completed on a timely basis, as contemplated by the Republic-Allied merger agreement. This determination by Republic’s Board will allow Waste Management to begin discussions with Republic and would permit Republic to grant Waste Management access to its information.

Mr. Steiner continued, “We look forward to a prompt determination from Republic’s Board and to initiating cooperative efforts to bring our proposal to Republic's stockholders. The proposal also represents a strategic and unique opportunity that will serve the interests of Waste Management’s stockholders. The combination is highly complementary and fits well with Waste Management’s strategy and primary financial goals of earnings growth, margin expansion, strong cash flow generation and increasing our long-term return on invested capital. Based on publicly available information, we expect the transaction to be accretive to earnings in the first year and to deliver synergies of at least $150 million. We are confident we will identify additional synergies once we’re able to conduct our due diligence.

“In addition, our Board is committed to maintaining our investment grade status and continuing our annual dividend of $1.08 per share.

“Our industry is extremely competitive and capital intensive. So, it is very important to achieve operational efficiencies and to improve route density and asset utilization in order to deliver superior service to our customers and higher returns to our stockholders. We believe that the complementary combination of our respective assets, coupled with the operational strengths of each company, will enable the combined company to achieve greater operational efficiencies than either company could achieve on its own.

“Based on the track record of each company, we expect the combined entity will have the systems and processes in place to maximize operational efficiencies. These include the ability to improve efficiencies through collection routing and disposal integration, to optimize fleet maintenance, to make continued progress toward world class safety performance, and to leverage the shared services and procurement organizations; all of which should contribute to significant cost savings. We remain committed to achieving our sustainability goals, which include increasing the amount of landfill gas-to-energy that we produce and increasing the amount of recyclables we manage. Republic’s assets will augment our ability to attain these goals,” added Mr. Steiner.

Waste Management Proposal is Superior

Waste Management noted that the Republic-Allied merger agreement expressly contemplates alternative proposals from third parties and defines a process for Republic to respond to those proposals. Under the terms of the Republic-Allied merger agreement, Republic's Board of Directors is free to share Republic information, and engage in discussions and negotiations with a party proposing an alternative transaction, if the Board determines that it “constitutes, or could reasonably be expected to lead to, a Superior Proposal,” as defined in the merger agreement.

Mr. Steiner said, “Obviously it is quite important that we be given access to Republic information to assist on financing and antitrust fronts and so that we can identify additional synergies and other benefits of the merger. We are encouraged that the Republic-Allied merger agreement expressly permits Republic’s Board to grant us access. We look forward to working with Republic to complete a transaction that will create enhanced shareholder value for both Republic and Waste Management stockholders.”

Regulatory Approvals

Waste Management is very experienced with the regulatory aspects related to this proposed transaction. The proposal provided to the Republic Board directly addresses the antitrust issues and concretely demonstrates the Company’s confidence that these issues can and will be dealt with in an effective and timely manner. Among other things, Waste Management is prepared to assume the responsibility and the associated risks of divesting assets necessary to comply with its 1999 consent decree with the Department of Justice. In this regard, Credit Suisse Securities (USA) LLC (“Credit Suisse”) has agreed to assist Waste Management with any required divestitures. Credit Suisse believes, based on recent contacts with industry participants, that these assets will attract significant buying interest. Waste Management also believes that, even with these divestitures, the proposed transaction is a compelling and significant addition to its business. The Company believes that a transaction with Republic would close early in 2009.

Financing

Waste Management believes that all of the financing needed to complete the transaction will be available on satisfactory terms. Waste Management fully expects that, pro forma for the acquisition of Republic, the Company will maintain its investment grade status. Waste Management believes it will maintain investment grade status due in part to the rating agencies’ favorable view of the solid waste industry on a relative basis; its leading role in the industry; the enhanced scale and diversity that will result from the merger; its strong capitalization and commitment to maintain an investment grade rating; its plan to use net proceeds from divestitures and a significant portion of the excess cash flow to pay down debt; and comparison of the combined companies’ credit metrics to criteria generally used by the rating agencies to determine credit ratings. Credit Suisse has advised Waste Management’s Board of Directors that subject to due diligence, market conditions and other circumstances, it is highly confident it can arrange the financing for the transaction that the Company is proposing. The Company is beginning the process of obtaining commitment letters for financing with the assistance of Credit Suisse.

The proposal was unanimously approved by the Waste Management Board of Directors. Below is the full text of the letter that Waste Management sent to the Republic Board of Directors.

July 14, 2008

Board of Directors
Republic Services, Inc.
c/o James E. O'Connor
Chairman and Chief Executive Officer
110 S.E. 6th Street, 28th Floor
Fort Lauderdale, Florida 33301

Dear Jim and other members of the Board,

Each of you should be very proud of the great company you created. As a result of your hard work and dedication, your assets and people are among the best in the business, and that is why on behalf of Waste Management, Inc. (“WMI”) and our Board of Directors, I am pleased to submit this proposal for WMI to acquire Republic Services, Inc. (“Republic”). We have followed the proposed merger between Republic and Allied Waste Industries, Inc. ("Allied") since your June 13, 2008 public announcement confirming your merger discussions. We believe our proposal outlined below provides superior and certain value to Republic’s stockholders in a market environment where the value to Republic’s stockholders of the proposed transaction with Allied has been and may continue to be subject to considerable uncertainty.

Our Board of Directors has unanimously authorized us to propose an alternative transaction in which WMI would acquire all of Republic’s outstanding common stock at a price of $34.00 per share in an all-cash merger. This price represents an approximate 22% premium to Republic’s closing stock price on July 11, 2008.

Our proposal is based on public information regarding Republic. In order to confirm our assumptions and to determine if there may be other benefits from the combination, we need access to the same type of information provided to Allied. Your agreement with Allied allows you to provide such access. We stand ready to begin our due diligence process immediately, and request that Republic give us access in accordance with the Republic-Allied merger agreement. We expect to be able to complete our due diligence review promptly so that we can quickly execute a merger agreement.

Our financial advisor, Credit Suisse Securities (USA) LLC (“Credit Suisse”), will lead our financing program and stands ready to devote the time and resources necessary to put together promptly a full financing package for our proposal. Credit Suisse has advised our Board of Directors that subject to due diligence, market conditions and other circumstances, it is highly confident it can arrange the financing for the transaction we are proposing. The completion of due diligence should allow our financing sources to issue commitment letters with respect to the financing, which would be provided to Republic prior to the execution of the merger agreement.

The transaction would be structured as a cash merger that would require the approval of Republic’s stockholders, but not the approval of our stockholders. We contemplate entering into a merger agreement with Republic on terms similar to those contained in the Republic-Allied merger agreement, including the termination fee provision. Of course, we will need to make modifications related to converting to an all-cash acquisition. In addition, as discussed below, our agreement would include provisions with respect to antitrust matters that we believe would be more favorable to Republic than those in the Republic-Allied merger agreement. Subject to the satisfactory completion of our confirmatory due diligence and finalization of the terms of a merger agreement with Republic, we would be prepared, immediately upon the termination of the Republic-Allied merger agreement, to enter into a merger agreement that would provide greater and more certain value to your stockholders than that offered by the Republic-Allied merger.

We have conducted an antitrust review of the combination of our two companies and considered the issues that might be presented. We are fully prepared to assume the responsibility (and associated risks) of divesting assets that are determined by the Department of Justice and the respective State Attorneys General to be necessary to comply with our 1999 consent decree pursuant to which Republic acquired certain WMI assets. We also recognize that such regulatory authorities may seek other divestitures or other relief, and we are prepared to address the other divestitures and relief in the same way Republic and Allied deal with those issues under the Republic-Allied merger agreement. We are confident that, with access to the information necessary to finalize our antitrust plan, all regulatory requirements will be met in a timely manner. Credit Suisse has agreed to assist WMI with any required divestitures. Credit Suisse believes, based on recent contacts with industry participants, that these assets will attract significant buying interest. We believe that the proposed transaction between WMI and Republic would close in early 2009.

We expect to have a WMI closing condition in our merger agreement relating to maintaining investment grade status similar to the Republic closing condition in the Republic-Allied merger agreement. We are quite confident that we will maintain investment grade status given the rating agencies’ favorable view of the solid waste industry on a relative basis; our leading role in the industry; our enhanced scale and diversity that will result from the merger; our strong capitalization and commitment to maintain an investment grade rating; our plan to use net proceeds from divestitures and a significant portion of excess cash flow to pay down debt; and a comparison of the combined companies’ credit metrics to criteria generally used by the rating agencies to determine credit ratings.

As you know, it was necessary to communicate our proposal to you by letter because of the provisions of Republic's merger agreement with Allied. Once Republic's Board makes the determination required by Section 6.02 of the Republic-Allied merger agreement, we look forward to the opportunity to speak to you and your representatives about our proposal and its implementation.

We are confident that after you have considered our proposal you will agree that its terms are significantly more attractive to your stockholders than the Allied transaction. We believe our proposal is a superior proposal. We think you will agree that, at a minimum, our proposal “could reasonably be expected to lead to a Superior Proposal,” as defined in the Republic-Allied merger agreement. That determination will allow Republic to provide us access to information and to commence discussions with us with respect to our proposal. We respectfully request that you make this determination as soon as possible. We stand ready to sign a confidentiality agreement with Republic.  This is a non-binding proposal that is subject to the contemplated execution of a definitive merger agreement.

We have engaged Skadden, Arps, Slate, Meagher & Flom LLP and K&L Gates LLP as legal counsel to advise us in this transaction. We and our financial and legal advisors are prepared to move forward immediately with our proposal and are prepared to devote our full efforts and resources to pursue this transaction on an expedited basis.

We believe that our proposal presents a compelling opportunity for your stockholders and I look forward to discussing the combination of our two great companies at your earliest convenience.

Sincerely,

/s/ David P. Steiner

David P. Steiner
Chief Executive Officer
Waste Management, Inc.

Advisors

Credit Suisse Securities (USA) LLC is acting as financial advisor to Waste Management and Skadden, Arps, Slate, Meagher & Flom LLP and K&L Gates LLP are acting as legal counsel.

Conference Call and Webcast

Waste Management has scheduled a conference call with analysts for 10 a.m. Eastern Time on July 14, 2008 to discuss its acquisition proposal for Republic. You may listen to the analyst conference call by telephone by contacting the conference call operator 5-10 minutes prior to the scheduled start time and asking for the “Waste Management Conference Call – Call ID 55878734.” US/Canada Dial-In #: (888) 562-3356. Int'l/Local Dial-In #: (973) 582-2700. It also will be webcast simultaneously and available on Waste Management’s website at www.wm.com.

For those unable to listen to the live call, a replay will be available 24 hours a day beginning at approximately 1:00 p.m. Eastern Time on July 14, 2008 through July 28, 2008. To hear a replay of the call over the Internet, access the Waste Management website at www.wm.com. To hear a telephonic replay of the call, dial (800) 642-1687 or (706) 645-9291 and enter conference code 55878734.

About Waste Management

Waste Management, Inc., based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the Company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of waste-to-energy and landfill gas-to-energy facilities in the United States. The Company’s customers include residential, commercial, industrial, and municipal customers throughout North America.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, the proposed acquisition of Republic by Waste Management and the anticipated consequences and benefits of such acquisition, and other financial and operational items relating to Waste Management and Republic. Statements made in the future tense, and statements using words such as “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates,” and “believes,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not a guarantee of performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and are beyond the control of Waste Management. These risks and uncertainties could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, and therefore should be carefully considered. Relevant risks and uncertainties relating to the proposed transaction include, but are not limited to: the risk that required regulatory review and approval may not be obtained in a timely manner, if at all; Republic’s directors and stockholders may not approve the proposed transaction; the anticipated benefits and synergies of the proposed transaction may not be realized; the integration of Republic’s operations with Waste Management could be materially delayed or may be more costly or difficult than expected; financing may not be available or may not be available on satisfactory terms; the reaction of the credit markets (including rating agencies) to the proposed transaction and expected refinancings may not be as anticipated; the proposed transaction may not be consummated; and legal proceedings may be commenced against Waste Management. For a description of relevant risks and uncertainties generally applicable to Waste Management, please see Waste Management’s filings with the Securities and Exchange Commission, which are available on Waste Management’s website or at www.sec.gov. In providing forward-looking statements, Waste Management does not intend, and is not undertaking any duty or obligation, to update these statements as a result of new information, future events or otherwise.

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